Exhibit 5.2.10

June 21, 2013

The McClatchy Company

2100 Q Street

Sacramento, California 95816

Re:                             Exchange of 9.00% Senior Secured Notes due 2022 by The McClatchy Company

Ladies and Gentlemen:

We have served as local Pennsylvania counsel for Nittany Printing and Publishing Company, a Pennsylvania corporation (“Nittany Printing”), and a subsidiary of The McClatchy Company, a Delaware corporation (the “Company”), solely for purposes of rendering this opinion in connection with the filing with the Securities and Exchange Commission of a registration statement on form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to $910,000,000 in principal amount of its 9.00% Senior Secured Notes due 2022 (the “Exchange Notes”), to be issued in exchange (the “Exchange Offer”) for all of the Company’s original unregistered 9.00% Senior Secured Notes due 2022 (the “Original Notes”) upon the terms set forth in the Registration Statement.  The Original Notes are guaranteed (the “Original Guarantees”) by each of the subsidiary guarantors party thereto, including Nittany Printing (the “Guarantors”).  The Registration Statement also covers the issuance of the guarantees by the Guarantors of the Exchange Notes pursuant to the Exchange Offer (the “Exchange Guarantees”).  The Original Notes and the Original Guarantees were issued, and the Exchange Notes and the Exchange Guarantees will be issued, pursuant to the Indenture, dated as of December 18, 2012, among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee and as Collateral Agent (the “Indenture”).

The McClatchy Company

June 21, 2013

This opinion is being furnished to you at the request of Nittany Printing.

In rendering the opinions set forth herein, we have examined copies of the following documents, each dated as of the date hereof unless otherwise specified:

(a)                                 the Indenture;

(b)                                 the Registration Statement;

(c)                                  the Articles of Incorporation of Nittany Printing, filed in the Department of State of the Commonwealth of Pennsylvania on September 1, 1903, as amended, certified by the Secretary of the Commonwealth of Pennsylvania on November 28, 2012;

(d)                                 the By-laws of Nittany Printing, undated;

(e)                                  the Subsistence Certificate for Nittany Printing, issued by the Department of State of the Commonwealth of Pennsylvania on June 10, 2013 (the “Subsistence Certificate”); and

(f)                                   the Action by Unanimous Written Consent of the Board of Directors of Nittany Printing, dated November 30, 2013.

We call to your attention that we have made such examination of law as we have deemed necessary for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such latter documents, the accuracy and completeness of all documents and records reviewed by us, the accuracy, completeness and authenticity of each certificate issued by any government official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate.

Our opinion is limited in all respects to the laws of the Commonwealth of Pennsylvania.

Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that:

1.                                      Nittany Printing is duly incorporated and, based solely upon the Subsistence Certificate, is validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania.

2.                                      Nittany Printing has the corporate power to (i) guarantee the Exchange Notes; and (ii) execute and deliver the Exchange Guarantees and to carry out and perform its obligations under the terms of the Exchange Guarantees.

3.                                      The execution and delivery by Nittany Printing of the Exchange Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary corporate action of Nittany Printing.

The McClatchy Company

June 21, 2013

The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not guarantees that a court will reach any particular result.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

This opinion letter and the opinions contained herein may be relied on by the Company, its successors and assigns (as if delivered to any such successors and assigns as of the date hereof) but may not be relied upon by any other person or entity without our prior written consent and may not be used, circulated, furnished, quoted or otherwise referred to for any other purpose without our prior written consent.

Very truly yours,

/s/ Fox Rothschild LLP